ARTISAN FUNDS, INC.

Multiple Class Plan Pursuant to Rule 18f-3

Introduction

This Multiple Class Plan (the “Plan”) was adopted by the Board of Directors of Artisan Funds, Inc. (“Artisan Funds”) pursuant to Rule 18f-3 under the Investment Company Act of 1940 (the “1940 Act”). The purpose of the Plan is to specify the attributes of the two classes of shares of each of Artisan International Fund (the “International Fund”), Artisan Mid Cap Fund (the “Mid Cap Fund”), Artisan Emerging Markets Fund (the “Emerging Markets Fund”) and Artisan International Value Fund (the “International Value Fund”), each a series of Artisan Funds. International Fund, Mid Cap Fund, Emerging Markets Fund and International Value Fund are each called a “Fund” and are collectively called the “Funds”. The two classes of the International Fund are Artisan International Investor Shares (“International Investor Shares”) and Artisan International Institutional Shares (“International Institutional Shares”). The two classes of the Mid Cap Fund are Artisan Mid Cap Investor Shares (“Mid Cap Investor Shares”) and Artisan Mid Cap Institutional Shares (“Mid Cap Institutional Shares”). The two classes of the Emerging Markets Fund are Artisan Emerging Markets Advisor Shares (“Emerging Markets Advisor Shares” or “Advisor Shares”) and Artisan Emerging Markets Institutional Shares (“Emerging Markets Institutional Shares”). The two classes of the International Value Fund are Artisan International Value Investor Shares (“International Value Investor Shares” and, collectively with International Investor Shares and Mid Cap Investor Shares, the “Investor Shares”) and Artisan International Value Institutional Shares (“International Value Institutional Shares” and, collectively with International Institutional Shares, Mid Cap Institutional Shares and Emerging Market Institutional Shares, the “Institutional Shares”).

Features of the Classes

Shares of each class of International Fund, Mid Cap Fund, Emerging Markets Fund and International Value Fund shall represent an equal pro rata interest in each Fund, respectively, and generally shall have identical voting, dividend, liquidation and other rights, preferences, powers, restrictions, limitations, qualifications, designations and terms and conditions, except that: (a) each class shall have a different designation; (b) each class may be offered to different types of investors and may have different minimum initial and subsequent investments; (c) each class of shares shall bear any class expenses (which will result in different returns, dividends and net asset values for the different classes); (d) each class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangement and each class shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class; and (e) each class may have different exchange and/or conversion features.

Institutional Shares of each Fund will be sold directly by each Fund to institutional investors such as (but not limited to) pension and profit-sharing plans, other employee benefit plans, endowments, foundations, trusts and corporations meeting the applicable minimum investment requirements. Sales will generally be subject to minimum initial and subsequent purchase amounts at a significantly higher level than are Advisor Shares and Investor Shares.

The minimum initial and subsequent minimum investments will be specified from time to time in each Fund’s prospectus.

Advisor Shares generally are available for investment only by employee benefit plans, clients of financial advisors, clients of sponsored programs and other institutional investors.

Investor Shares may be offered through broker-dealers and financial institutions who hold such Investor Shares for the benefit of their customers, to institutions, employee benefit plans, and individual retirement accounts not meeting the minimum investment requirements applicable to Institutional Shares, and directly to individual investors by each Fund.

Beneficial owners of Advisor Shares or Investor Shares will generally have smaller accounts than holders of Institutional Shares, are likely to engage in more shareholder transactions in relation to the size of their holdings, and will require more services related to information, communication, and transactions, including automatic investment, telephone exchange and redemption, and systematic withdrawal programs. These services will be provided by broker-dealers, financial institutions and/or retirement plan administrators who hold Advisor Shares or Investor Shares for the benefit of their customers, as well as by Artisan Partners Limited Partnership, the investment adviser to Artisan Funds (“Artisan Partners”), and by Artisan Funds’ transfer agent.

Allocation of Expenses

Income, realized and unrealized capital gains and losses, and any expenses of each Fund other than Class Expenses, as defined below, shall be allocated to each class of the Fund on the basis of the net asset value of that class in relation to the net asset value of the Fund. Expenses subject to this allocation include but are not limited to expenses of Artisan Funds that are not attributable to any particular series of Artisan Funds (“Artisan Funds Expenses”) and are not attributable to a specific class of shares of a Fund (“Fund Expenses”). Artisan Funds Expenses include, but are not limited to, fees and expenses of the Board of Directors (expect as otherwise provided below), insurance costs, costs of Artisan Funds’ line of credit, membership costs relating to industry or trade associations, and certain legal fees and other expenses. Fund Expenses include, but are not limited to, fees and expenses relating to the custody of the assets of a Fund and investment advisory fees and other expenses relating to the management of a Fund’s assets.

Expenses attributable to a particular class of shares of a Fund shall be allocated to that class to the extent practicable. “Class Expenses” shall initially be: (a) printing and mailing expenses related to preparing and distributing materials, such as shareholder reports, prospectuses and proxy statements to current shareholders of a specific class of shares; (b) Securities and Exchange Commission and state securities authority registration or other fees relating to sales of shares of a specific class; (c) the fees and expenses of any service provider to a Fund or Artisan Funds other than Artisan Partners, including the transfer agent, accounting agent, “blue sky” servicing agent, lawyers and independent public accountants, identified as being attributable to a specific class of shares; and (d) expenses incurred in connection with meetings of the Board of Directors or shareholders solely as a result of issues relating to a specific class of shares.

In the event that a Class Expense is no longer reasonably allocable by class or to a particular class, it shall be treated as an Artisan Funds Expense or a Fund Expense, as appropriate, and in the event that an Artisan Funds Expense or a Fund Expense becomes allocable as a Class Expense, it shall be so allocated, subject to compliance with Rule 18f-3 and approval or ratification by the Board of Directors.

Waivers or Reimbursements of Expenses

Expenses of a specific class or specific classes of shares may be waived or reimbursed by Artisan Partners or any other provider of services to the Funds.

Dividends and Other Distributions

Dividends and other distributions paid by each Fund to the holders of each class of shares, to the extent paid, will be paid on the same day and at the same time, and will be determined in the same manner and will be in the same amount, except that the amount of the dividends and other distributions declared and paid to the holders of a specific class of shares may be different from those declared and paid to the holders of another class because of Class Expenses and expense waivers or reimbursements.

Voting Rights

Each class of shares shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangement and shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class.

Exchange Features

Holders of Advisor Shares or Investor Shares shall have the ability to exchange such shares with International Investor Shares, Mid Cap Investor Shares, Emerging Markets Advisor Shares, International Value Investor Shares, shares of Artisan Small Cap Fund, shares of Artisan Small Cap Value Fund, shares of Artisan Mid Cap Value Fund, shares of Artisan International Small Cap Fund, shares of Artisan International Value Fund, shares of Artisan Opportunistic Value Fund and shares of Artisan Global Value Fund, each a series of Artisan Funds, as described from time to time in the prospectus relating to International Investor Shares, Mid Cap Investor Shares, Emerging Markets Advisor Shares and International Value Investor Shares, if applicable. Holders of Advisor Shares or Investor Shares shall have the ability to exchange such shares for Institutional Shares only if the requirements for investment in Institutional Shares as to the type of investor and minimum initial or subsequent investment are met. Holders of Institutional Shares shall have the ability to exchange such Institutional Shares for Advisor Shares or Investor Shares.

Board Review

The Board of Directors of Artisan Funds shall review this Plan as frequently as it deems necessary. Prior to any material amendment to the Plan, the Board of Directors, including a majority of the Directors who are not interested persons of Artisan Funds, shall find this Plan, as proposed to be amended (including any proposed amendments to the method of allocating Class and/or Fund Expenses), is in the best interest of each class of shares of each Fund individually and each Fund as a whole. In considering whether to approve any proposed amendment to the Plan, the Directors of Artisan Funds shall request and evaluate such information as they consider reasonably necessary to evaluate the proposed amendment.

Adopted April 27, 2000

Revised May 10, 2006

Revised August 3, 2006

Revised February 14, 2008

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